Exhibit 99.1

CONTACTS:
Doug Barnett – Financial Analysts	Mendi Paschal – Media
972-987-3352	972-987-3210
barnettd@ugs.com	paschal@ugs.com

FOR RELEASE: 8:00 A.M. CDT, THURSDAY, MAY 12, 2005

UGS Reports First Quarter 2005 Revenue of US$252.6 Million

Performance Marks Seventh Consecutive Quarter of Total Revenue Growth for Product Lifecycle Management (PLM) Industry Leader

UGS Expands Market Share in High-Growth cPDM Segment with 38.4 Percent Revenue Increase; cPDM Growth Fueled by Nearly Doubling Enterprise Contracts Over the Same Period a Year Earlier

PLANO, Texas – UGS Corp., a leading global provider of product lifecycle management (PLM) software and services, today announced financial results for the first quarter ended March 31, 2005. The company signed 22 enterprise contracts, which we define as contracts with total contract value of more than US$1 million each – nearly doubling the number of enterprise contracts signed during the same period a year earlier – driving 38.4 percent total revenue growth in cPDM and enabling UGS to expand its market share lead in this high-growth segment of the PLM industry.

First quarter financial highlights include:

•	Total revenue increased to US$252.6 million, or 8 percent growth over the same period a year earlier. The company saw an increase in total revenue in each geographic segment compared to the same period in 2004.

•	Adjusted operating income, excluding amortization related to purchase accounting, was US$46.6 million. Reported operating income was US$13.8 million and includes the impact of amortization related to purchase accounting of US$32.8 million. In the same period a year prior, adjusted operating income was US$44.5 million excluding amortization related to purchase accounting of US$7.6 million, which when included resulted in reported operating income of US$36.9 million.

•	Adjusted EBITDA (defined below) was US$56.9 million, which includes US$3.4 million of expense over the same period a year earlier for staffing infrastructure and marketing initiatives necessary for operation as an independent company.

•	UGS’ first quarter results do not include Tecnomatix Technologies Ltd., as the transaction closed on April 1, 2005.

“We continue to see growth in the number of enterprise contracts as well as the number of non-traditional market contracts, which we believe reflects the growing visibility of PLM as a mission-critical enterprise strategy as well as the business value, open technology solutions and global scalability that only UGS can provide,” said Tony Affuso, chairman, CEO and president of UGS. “UGS continues to gain steam as an independent company particularly in the cPDM space, where both we and a growing chorus of analysts believe the battle for PLM leadership will be won.”

Business Highlights

•	The signing of 22 enterprise contracts with a total contract value of more than US$1 million each. The large majority of these enterprise contracts included cPDM, with many – including two of the company’s three contracts in the quarter with total contract value exceeding US$5 million — combining cPDM and CAx solutions. The company expects the revenue generated from the 22 enterprise contracts signed in the quarter to be spread over several quarters going forward based on the services components of the underlying contracts.

•	The signing of multiple non-traditional contracts in industries such as consumer packaged goods, government, shipbuilding, media and retail and apparel.

•	The acquisition of Tecnomatix Technologies Ltd., the leader in Manufacturing Process Management (MPM) software solutions for the automotive, electronics, aerospace and other manufacturing and processing industries, which closed on April 1, 2005. (UGS today separately announced a US$9.7 million, enterprise digital manufacturing contract with Comau, a world leading manufacturer of automotive production systems. See separate release.)

•	The signing of the company’s first two major systems integrators agreements with HP and Capgemini.

•	The signing of a strategic alliance with Autodesk to extend collaboration across the supply chain for nearly 10 million users.

•	The announcement of the immediate availability of UGS’ JT2Go™ solution, a set of no-cost 3D viewing products enabling companies to globally share detailed 3D product and manufacturing data using the lightweight JT format – the world’s most widely-used 3D format. The value and functionality of this capability for enterprise and supply chain collaboration have prompted more than 100 companies across the world – a 100 percent increase over the same time a year ago – to adopt the JT Open initiative.

UGS will broadcast a conference call on its first quarter 2005 earnings with securities analysts live on the Internet at 10:30 a.m. Central time, Thursday, May 12, 2005. See below for access information. Participation will be listen-only mode through +1-630-395-0029, pass code: UGS, or at https://e-meetings.mci.com, pass code: UGS.
Please note, those joining the streaming audio online call must have Windows Media Player or Real Player to participate. It is required that a person register by clicking on the Join An Event link under the Events tab on the landing page (simply follow specific instructions).

A replay of the UGS first quarter earnings conference call will be available until June 11, 2005 at https://e-meetings.mci.com/nc/join.php?i=PA7005235&p=UGS&t=r.

About UGS
UGS is a leading global provider of product lifecycle management (PLM) software and services with nearly 4 million licensed seats and 42,000 clients worldwide. The company promotes openness and standardization and works collaboratively with its clients in creating enterprise solutions enabling them to transform their process of innovation and thus begin to capture the value of PLM. For more information on UGS products and services, visit www.ugs.com.

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Note: UGS and Teamcenter are registered trademarks of UGS Corp. or its subsidiaries in the United States and in other countries. Tecnomatix, JT2GO and Open Manufacturing Backbone are trademarks of UGS Corp. or its subsidiaries in the United States and in other countries. All other trademarks, registered trademarks or service marks belong to their respective holders.

The statements in this news release that are not historical statements, including statements regarding our business, results of operations expected financial performance and other statements identified by forward looking terms such as “may,” “will,” “expect,” “plan,” “anticipate” or “project,” are forward-looking statements. These statements are subject to numerous risks and uncertainties which could cause actual results to differ materially from such statements, including, among others, risks relating to developments in the PLM industry, loss or downsizing of customers, competition, failure to innovate, international operations and exchange rate fluctuations, terrorist activities, acquisitions, changes in pricing models, intellectual property and losses of key employees. UGS has included a discussion of these and other pertinent risk factors in its registration statement on Form S-4 most recently filed with the SEC. UGS disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

EBITDA represents net income (loss) before interest expense, income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA further adjusted to give effect to certain items that are required in calculating covenant compliance under our senior secured credit facility entered into May 2004. Adjusted EBITDA is calculated by subtracting from or adding to EBITDA items of income or expense as described below. EBITDA and Adjusted EBITDA are not a recognized terms under generally accepted accounting principles, or GAAP. EBITDA and Adjusted EBITDA do not represent net income, as that term is defined under GAAP, and should not be considered as an alternative to net income as an indicator of our operating performance. Additionally, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow available for management or discretionary use as such measures do not consider certain cash requirements such as capital expenditures (including capitalized software expense), tax payments and debt service requirements. UGS Corp. considers EBITDA and Adjusted EBITDA to be key indicators of our ability to pay our debt. We have included information concerning EBITDA and Adjusted EBITDA because we use such information in determining compensation of our management and in our review of the performance of our business. EBITDA and Adjusted EBITDA as presented herein are not necessarily comparable to similarly titled measures. The following is a reconciliation of EBITDA and Adjusted EBITDA to net income (loss), the GAAP measure we believe to be most directly comparable to EBITDA and Adjusted EBITDA.

	Successor	Predecessor
	Three months	Three months
	ended	ended
	March 31, 2005	March 31, 2004
Reconciliation of net (loss) income to EBITDA:
Net (loss) income	$(8,169)	$25,461
Interest expense	21,163	1,209
(Benefit) provision for income taxes	(3,974)	11,708
Depreciation and amortization	37,534	20,209

EBITDA	$46,554	$58,587

Reconciliation of EBITDA to Adjusted EBITDA:
EBITDA	$46,554	$58,587
Impact of revenue reduction resulting from purchase accounting (a)	4,638	—
Other items (b)	1,950	—
Currency translation impact (c)	3,800	—

Adjusted EBITDA	$56,942	$58,587

(a) Removes the purchase accounting impact for the adjustment to deferred revenue.

(b) Represents the impact of management, consulting and advisory fees and related expenses paid to our parent companies and affiliates of each of our sponsors, as well as expenses associated with our retention incentive plan for certain members of management.

(c) Represents the net effect of unrealized gains and losses from revaluing the intercompany debt that resulted from the transaction in which the Company was acquired in 2004 and from hedging obligations used to offset foreign exchange currency balance sheet exposures.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands)

	Successor	Predecessor
	UGS Corp.	UGS PLM
		Solutions Inc.
	Three months	Three months
	ended	ended
	March 31, 2005	March 31, 2004
Revenue:
Software	$73,119	$72,544
Maintenance	111,607	102,030
Services and other	67,839	60,069

Total revenue	252,565	234,643

Cost of revenue:
Software	4,456	5,646
Maintenance	13,363	14,401
Services and other	55,996	49,050
Amortization of capitalized software and acquired intangible assets	26,186	13,972

Total cost of revenue	100,001	83,069

Gross profit	152,564	151,574

Operating expenses:
Selling, general and administrative	95,169	79,540
Research and development	35,981	33,597
Amortization of other intangible assets	7,570	1,500

Total operating expenses	138,720	114,637

Operating income	13,844	36,937
Interest expense and amortization of deferred financing fees	(21,163)	(1,209)
Other (expense) income, net	(4,824)	1,441

(Loss) income before income taxes	(12,143)	37,169
Provision (benefit) for income taxes	(3,974)	11,708

Net (loss) income	$(8,169)	$25,461

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	Successor
	March 31,	December 31,
	2005	2004
Assets:
Current assets
Cash and cash equivalents	$86,030	$58,400
Accounts receivable, net	239,377	233,180
Prepaids and other	16,981	23,869
Deferred income taxes	58,526	62,890

Total current assets	400,914	378,339

Property and equipment, net	32,428	33,751
Goodwill	1,303,759	1,317,948
Capitalized and acquired software, net	428,927	435,816
Customer accounts, net	212,121	217,961
Other intangible assets, net	112,190	116,501
Other assets	40,999	42,696

Total assets	$2,531,338	$2,543,012

Liabilities and Stockholder’s Equity:
Current liabilities
Accounts payable and accrued liabilities	$133,523	$150,290
Deferred revenue	145,114	110,027
Income taxes payable	—	337
Current portion of long-term debt	5,000	5,000

Total current liabilities	283,637	265,654

Other long-term liabilities	34,155	41,011
Deferred income taxes	207,061	217,122
Long-term debt	1,052,260	1,049,623

Stockholder’s equity
Common stock, $ .01 par value, 3,000 shares authorized; 100 issued and outstanding at March 31, 2005 and December 31, 2004	—	—
Additional paid-in capital	1,005,690	1,005,479
Retained deficit	(49,305)	(41,136)
Accumulated other comprehensive (loss) income, net of tax	(2,160)	5,259

Total stockholder’s equity	954,225	969,602

Total liabilities and stockholder’s equity	$2,531,338	$2,543,012